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                                    Exhibit 10.14

                                 EMPLOYMENT AGREEMENT


                    THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of May 16, 1996 by and between GENE LOGIC INC., a Delaware corporation (the "Company") and MARK D. GESSLER, a Texas resident ("Gessler").

                                      RECITALS:

     The Company desires to secure the services of Gessler and Gessler desires to perform such services for the Company on the terms and conditions as set forth in this Agreement.

               NOW, THEREFORE, in consideration of these premises and the mutual promises and conditions contained in this Agreement, the parties hereto hereby agree as follows:

     1. Employment and Duties. Subject to the terms and conditions of this Agreement, the Company shall employ Gessler as Senior Vice President, Corporate Development and Chief Financial Officer of the Company and Gessler hereby accepts such employment and such positions. Gessler shall devote his full time, ability, attention, knowledge and skill to performing all duties as Senior Vice President, Corporate Development and Chief Financial Officer of the Company as lawfully assigned or delegated to him by the Chief Executive Officer of the Company.

     2. Base Salary. In consideration for Gessler's services to the Company during the term of his employment under this Agreement, Gessler shall receive an annual base salary of $170,000 during 1996, and thereafter in such amounts as may be mutually agreed by the Company and Gessler, but not less than $170,000. Base salary shall be paid in equal, bi-weekly installments from which the Company shall withhold and deduct all applicable federal and state income, social security, disability and other taxes as required by applicable laws.

     3. Incentive Stock. In addition to the salary specified above, the Company shall provide Gessler with stock incentives as follows:

               3.1 Founders' Stock. On or before June 30, 1996, the Company shall sell to Gessler and Gessler shall purchase 75,000 shares of the Company's common stock at a purchase price of $0.15 per share. Unrestricted ownership of such shares shall vest through a declining buy-back right of the Company according to the following schedule: twenty-five percent (25%) upon the date of signing of this Agreement and thereafter at a rate of 1/36th each month for 36 months beginning upon the first anniversary of such date. Any unvested stock shall automatically become fully vested upon the date upon which a registration statement for the sale of securities of the Company to the public becomes effective, or upon any merger of the Company or sale of the Company or all or substantially all of its assets.

               3.2 Incentive Stock Options. The Company will grant incentive stock options to Gessler in each year during which this Agreement remains in force, in numbers consistent with Gessler's position as Senior Vice President, Corporate Development and Chief Financial Officer of the Company. Such incentive stock options shall become exercisable according to the schedule established by the Board of Directors for the Company's Incentive Stock Option Plan. Any unexercisable options held by Gessler pursuant to this Subsection 3.2 shall automatically become exercisable upon the date upon which a registration statement for the

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sale of securities of the Company to the public becomes effective, or upon any merger of the Company or sale of the Company or all or substantially all of its assets.

               3.3 Effect of Termination by Gessler. In the event Gessler terminates this Agreement prior to its first anniversary, all vested stock shall become unvested and the Company shall have the right to repurchase any shares of the Company's stock acquired by Gessler under either Subsection 3.1 or 3.2 above, such repurchase to occur at a purchase price equal to Gessler's original purchase price for such shares.

     4.         Additional Compensation and Benefits.

               4.1 Signing Bonus. Upon the execution of this Agreement, the Company shall pay to Gessler a cash signing bonus in the amount of $20,000.

               4.2 Annual Performance Bonus. During each calendar year while this Agreement remains in force, commencing with 1996, Gessler shall receive, in addition to the base salary specified in Section 2 above, a performance bonus based upon achievement of goals mutually agreed by Gessler and the Chief Executive Officer of the Company. The amount of such bonus for 1996 shall be $20,000 in cash and, in addition, the Company shall, prior to the end of 1996, grant to Gessler incentive stock options under the Company's Incentive Stock Option Plan to purchase an additional 25,000 shares of the Company's common stock at a purchase price per share equal to then fair market value, such options to become exercisable according to the same schedule as described under Subsection 3.1 above. Thereafter any annual cash bonus shall be in such amount as may be mutually agreed by the Company and Gessler, but not less than $20,000.

               4.3 Relocation Expenses and Allowances. The Company shall reimburse Gessler on a tax grossed-up basis for all reasonable moving expenses, temporary accommodation and house-hunting expenses and other costs related to his relocation to the vicinity of the Company's headquarters, including seller's closing costs on the sale of Gessler's existing house and purchaser's closing costs on the purchase of a new home of similar value, including up to three (3) points on the new mortgage for such purchase. In connection with his relocation, the Company shall extend to Gessler a demand loan in the capital amount of $50,000 (fifty thousand dollars); interest on such loan, as imputed by the Internal Revenue Service, shall be capitalized on a semi-annual basis. The capital amount and accumulated interest shall be secured by Gessler's stock and stock options in the Company. The Company agrees that the loan balance (the capital amount plus any accumulated interest thereon) will be forgiven on the date (i) upon which a registration statement for the sale of securities of the Company to the public becomes effective, or (ii) upon any merger of the Company or sale of the Company or all or substantially all of its assets, provided that Gessler remains an employee of the Company as of that date. Gessler agrees to execute, as of the same date as this Agreement, such loan indenture and security interest agreements as necessary to give effect to this understanding.

               4.4          Medical Benefits, Vacation and Sick Leave.
Gessler shall be entitled to participate in such medical, health and life insurance plans as the Company may from time to time implement, and to receive twenty (20) days of paid vacation per year and sick leave on the same basis as the Company's other senior executives.

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               4.5            Pension Plan. Gessler shall be entitled to
participate as a beneficiary under such pension plan(s) as the Company may from time to time adopt, on the same basis as the Company's other senior executives.

     5. Confidentiality and Proprietary Inventions Agreement. Upon the commencement of the term of this Agreement, Gessler shall enter into the Company's standard form of agreement relating to the treatment of the Company's confidential information and ownership of proprietary inventions.

     6. Term of Employment. Subject to the provisions of Section 7, the term of the employment engaged by this Agreement shall be a period of four
(4) years commencing on June 11, 1996 and ending on June 10, 2000, whereupon the term shall automatically renew for successive one (1) year periods unless one of the parties to the Agreement shall have given notice of its intention to terminate the Agreement not later than ninety (90) days prior to the end of such initial term or any such renewal term.

     7.         Termination of Employment.

               7.1 For Cause. The Company may terminate this Agreement, effective immediately upon written notice to Gessler, if at any time, in the reasonable opinion of the Company's Board of Directors, (a) Gessler commits any material act of dishonesty, fraud or embezzlement with respect to the Company or any subsidiary or affiliate thereof, (b) is convicted of a crime of moral turpitude, or (c) breaches any material obligation under this Agreement. The Company's total liability to Gessler in the event of termination of Gessler's employment under this Subsection 7.1 shall be limited to the payment of Gessler's salary and benefits through the effective date of termination.

               7.2    Without Cause. The Company may terminate this
Agreement without cause upon thirty (30) days' written notice to Gessler. Upon any termination of this Agreement without cause by the Company, the Company shall pay to Gessler as severance pay an amount equal to one half (1/2) of Gessler's salary for that calendar year during which the termination becomes effective, in addition to such other compensation to which Gessler may be entitled prior to the date of termination.

               7.3 By Gessler. Gessler reserves the right to terminate his employment hereunder for any reason upon thirty (30) days' written notice to the Company. The Company's total liability to Gessler in the event of termination of Gessler's employment under this Subsection 7.3 shall be limited to the payment of Gessler's salary and benefits through the effective date of termination and the provisions of Subsection 7.2 shall not apply.

     8.          Miscellaneous.

               8.1 Modification. Any modification of this Agreement shall be effective only if reduced to writing and signed by the parties to be bound thereby.

               8.2 Entire Agreement. This Agreement constitutes the entire agreement between the Company and Gessler pertaining to the subject matter hereof and supersedes all prior or contemporaneous written or verbal agreements and understandings between the parties in connection with the subject matter hereof.


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               8.3      Severability. If any provision of this Agreement is
held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

               8.4 Waiver. The parties hereto shall not be deemed to have waived any of their respective rights under this Agreement unless the waiver is in writing and signed by the waiving party. No delay in exercising any right shall be a waiver of such right nor shall a waiver of any right on one occasion operate as a waiver of such right on a future occasion.

               8.5 Costs of Enforcement. If any action or proceeding shall be commenced to enforce this Agreement or any right arising in connection with this Agreement, each party shall initially bear its own costs and legal fees associated with such action or proceeding. The prevailing party in any such action or proceeding shall be entitled to recover from the other party the reasonable attorneys' fees, costs and expenses incurred by such prevailing party in connection with such action or proceeding.

               8.6 Notices. All notices provided for herein shall be in writing and delivered personally or sent by United States mail, registered or certified, postage paid or by Federal Express, addressed as follows:

               To the Company:       Gene Logic, Inc.
                                     10150 Old Columbia Road
                                     Columbia, MD 21046

               To Gessler:           Mark D. Gessler
                                     111 Speckled Egg Place
                                     The Woodlands, TX 77381

or to such other addresses as either of such parties may from time to time designate in writing. Any notice given under this Agreement shall be deemed to have been given on the date of actual receipt, or, if not received during normal business hours, on the next business day.

                    IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers or agents as of the date first written above.

"Company"                                           "Employee"

GENE LOGIC INC.
a Delaware corporation                              /s/ Mark D. Gessler
                                                    _______________________
                                                    Mark D. Gessler
By: /s/ Michael J. Brennan
    ________________________________

Name:  Dr. Michael J. Brennan
       _____________________________

Title:  President and Chief Executive Officer
        ______________________________________




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